Exhibit 99.1

TransDigm Group Reports Fiscal 2017 Third Quarter Results and Announces Potential Financing Transaction

Cleveland, Ohio, August 8, 2017/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the third quarter ended July 1, 2017.

Highlights for the third quarter include:

•	Net sales of $907.7 million, up 13.8% from $797.7 million;

•	Net income of $169.1 million, up 5.2% from $160.6 million;

•	Earnings per share of $3.08, up 6.9% from $2.88;

•	EBITDA As Defined of $442.9 million, up 15.4% from $383.9 million;

•	Adjusted earnings per share of $3.30, up 6.8% from $3.09; and

•	Reaffirms previously stated fiscal 2017 financial guidance.

Net sales for the quarter rose 13.8%, or $110.0 million, to $907.7 million from $797.7 million in the comparable quarter a year ago. The favorable contribution from the businesses acquired in the last twelve month period was $87.1 million. Organic net sales growth was up approximately 3%.

Net income for the quarter increased 5.2% to $169.1 million, or $3.08 per share, compared to $160.6 million, or $2.88 per share, in the comparable quarter a year ago. The increase in net income primarily reflects the increase in net sales described above, lower refinancing expenses and improvements to our operating margin resulting from the strength of our proprietary products and continued productivity efforts. This growth in net income was partially offset by higher interest expense and a higher effective tax rate.

Adjusted net income for the quarter rose 5.1% to $181.1 million, or $3.30 per share, from $172.3 million, or $3.09 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 23.1% to $424.2 million from $344.6 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 15.4% to $442.9 million compared with $383.9 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 48.8%.

"We are pleased with our operating results for both the fiscal third quarter and year-to-date periods,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “Our overall performance was in-line with our expectations with some modest puts and takes across our markets. Fiscal third quarter commercial transport aftermarket revenues were up in the mid to high-single digit percentage range despite ongoing weakness in our interior businesses. This was partially offset by continuing weakness in our business jet and helicopter aftermarket revenues. Our defense revenues continue to grow more than originally anticipated. We stayed focused on our value drivers and continued to expand our EBITDA margins. All in all, a good quarter for intrinsic shareholder value creation.”

During the thirteen week period ended July 1, 2017, TransDigm repurchased 205,800 shares of its common stock with a weighted average per share price of $243 at an aggregate cost of approximately $50 million.
As previously reported on June 1, 2017, during the thirteen week period ended July 1, 2017, TransDigm acquired three add-on aerospace product lines for a purchase price of approximately $105 million. All three product lines consist primarily of proprietary, sole source products with significant aftermarket. The products include highly engineered aerospace controls, quick disconnect couplings, and communication electronics.
Year-to-Date Results

Net sales for the thirty-nine week period ended July 1, 2017 rose 13.0% to $2,594.9 million from $2,296.2 million in the comparable period last year. Organic net sales growth was approximately 2.5%.

Net income for the thirty-nine week period ended July 1, 2017 increased 2.7% to $443.4 million, or $6.23 per share, compared with $431.7 million, or $7.63 per share, in the comparable period last year. Earnings per share were reduced in both 2017 and 2016 by $1.72 per share and $0.05 per share, respectively, representing dividend equivalent payments made during each fiscal year. The increase in net income primarily reflects growth in net sales described above and improvements to our operating margin resulting from the strength of our proprietary products and continued productivity efforts. This growth in net income was partially offset by higher interest expense due to an increase in the level of outstanding borrowings to $11.3 billion from $8.5 billion outstanding in the comparable period last year, higher refinancing costs, higher acquisition-related costs and higher effective tax rate.

Adjusted net income for the thirty-nine week period ended July 1, 2017 rose 7.8% to $497.1 million, or $8.91 per share, from $461.1 million, or $8.20 per share, in the comparable period a year ago.

EBITDA for the thirty-nine week period ended July 1, 2017 increased 15.9% to $1,144.9 million from $988.2 million for the comparable period a year ago. EBITDA As Defined for the period increased 16.5% to $1,249.0 million compared with $1,071.9 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 48.1%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

During the thirty-nine week period ended July 1, 2017, TransDigm repurchased 1,723,624 shares of its common stock with a weighted average per share price of $226 at an aggregate cost of approximately $390 million.

Fiscal 2017 Outlook
Assuming no additional acquisitions and based on current market conditions, the fiscal 2017 financial guidance remains as follows:

•	Net sales are anticipated to be in the range of $3,530 million to $3,570 million compared with $3,171 million in fiscal 2016;

•	Net income is anticipated to be in the range of $605 million to $619 million compared with $586 million in fiscal 2016;

•	Earnings per share are expected to be in the range of $9.16 to $9.40 per share based upon weighted average shares outstanding of 55.6 compared with $10.39 per share in fiscal 2016;

•	EBITDA As Defined is anticipated to be in the range of $1,693 million to $1,713 million compared with $1,495 million in fiscal 2016; and

•	Adjusted earnings per share are expected to be in the range of $12.09 to $12.33 per share compared with $11.49 per share in fiscal 2016.
Please see the attached table 6 for a reconciliation of EBITDA, EBITDA As Defined to net income and reported earnings per share to adjusted earnings per share guidance mid-point estimated for the fiscal year ending September 30, 2017. Additionally, please see the attached table 7 for comparison of the current fiscal year 2017 guidance versus the previously issued fiscal year 2017 guidance.

Potential Financing
TransDigm Group today announced its intention to issue a new $1.8 billion first lien term loan. TransDigm intends to use the proceeds, together with cash on hand, to repay $1.2 billion of its existing tranche C term loans and to fund a potential special dividend in the range of $1.0 billion to $1.25 billion.
In connection with the senior credit facility refinancing, TransDigm will make a presentation to its lenders on Tuesday, August 8, 2017 beginning at 1:00 p.m., Eastern Time. Additional information will be available via Credit Suisse Securities (USA) LLC.

Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on August 8, 2017, beginning at 11:00 a.m., Eastern Time. To join the call, dial (888) 558-9538 and enter the pass code 61153185. International callers should dial (760) 666-3183 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (855) 859-2056 and entering the pass code 61153185. International callers should dial (404) 537-3406 and use the same pass code.
About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, databus and power controls, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2017 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future geopolitical or worldwide events; cyber-security threats and natural disasters; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with our international sales and operations; and other risk factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 1
JULY 1, 2017 AND JULY 2, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
NET SALES	$907,667	$797,692	$2,594,917	$2,296,188
COST OF SALES	385,896	354,177	1,137,803	1,052,444
GROSS PROFIT	521,771	443,515	1,457,114	1,243,744
SELLING AND ADMINISTRATIVE EXPENSES	110,561	94,244	314,868	271,511
AMORTIZATION OF INTANGIBLE ASSETS	23,570	18,629	71,235	53,474
INCOME FROM OPERATIONS	387,640	330,642	1,071,011	918,759
INTEREST EXPENSE - NET	152,227	120,812	446,073	344,083
REFINANCING COSTS	345	15,654	35,936	15,654
INCOME BEFORE INCOME TAXES	235,068	194,176	589,002	559,022
INCOME TAX PROVISION	66,015	33,554	145,573	127,276
NET INCOME	$169,053	$160,622	$443,429	$431,746
NET INCOME APPLICABLE TO COMMON STOCK	$169,053	$160,622	$347,458	$428,746
Net earnings per share:
Basic and diluted	$3.08	$2.88	$6.23	$7.63
Cash dividends paid per common share	$—	$—	$24.00	$—
Weighted-average shares outstanding:
Basic and diluted	54,890	55,832	55,773	56,263

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 2
JULY 1, 2017 AND JULY 2, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Net income	$169,053	$160,622	$443,429	$431,746
Adjustments:
Depreciation and amortization expense	36,924	29,564	109,851	85,101
Interest expense, net	152,227	120,812	446,073	344,083
Income tax provision	66,015	33,554	145,573	127,276
EBITDA	424,219	344,552	1,144,926	988,206
Adjustments:
Acquisition-related expenses and adjustments (1)	6,192	9,849	32,864	34,696
Non-cash stock compensation expense (2)	11,580	11,371	32,707	33,819
Refinancing costs (3)	345	15,654	35,936	15,654
Other, net (4)	547	2,451	2,615	(480)
Gross Adjustments to EBITDA	18,664	39,325	104,122	83,689
EBITDA As Defined	$442,883	$383,877	$1,249,048	$1,071,895
EBITDA As Defined, Margin (5)	48.8%	48.1%	48.1%	46.7%

(1) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold: costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) For the thirteen week period ended July 1, 2017, represents debt issuance costs expensed in conjunction with the additional 2025 Notes. For the thirty-nine week period ended July 1, 2017, represents debt issuance costs expensed in conjunction with the incremental term loan (tranche F), refinancing of the 2021 Notes and the additional 2025 Notes.

(4) Primarily represents foreign currency transaction gain or loss on intercompany loans to be settled and gain or loss on sale of fixed assets and payroll withholding taxes related to dividend equivalent payments.

(5) The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 3
JULY 1, 2017 AND JULY 2, 2016
(Amounts in thousands, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016
Reported Earnings Per Share
Net income	$169,053	$160,622	$443,429	$431,746
Less: dividends on participating securities	—	—	(95,971)	(3,000)
Net income applicable to common stock - basic and diluted	$169,053	$160,622	$347,458	$428,746
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	51,932	53,076	52,718	53,339
Vested options deemed participating securities	2,958	2,756	3,055	2,924
Total shares for basic and diluted earnings per share	54,890	55,832	55,773	56,263
Basic and diluted earnings per share	$3.08	$2.88	$6.23	$7.63
Adjusted Earnings Per Share
Net income	$169,053	$160,622	$443,429	$431,746
Gross adjustments to EBITDA	18,664	39,325	104,122	83,689
Purchase accounting backlog amortization	6,805	4,387	21,345	11,385
Tax adjustment	(13,397)	(32,079)	(71,768)	(65,682)
Adjusted net income	$181,125	$172,255	$497,128	$461,138
Adjusted diluted earnings per share under the two-class method	$3.30	$3.09	$8.91	$8.20
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share	$3.08	$2.88	$6.23	$7.63
Adjustments to diluted earnings per share:
Inclusion of the dividend equivalent payments	—	—	1.72	0.05
Non-cash stock compensation expense	0.15	0.15	0.41	0.42
Acquisition-related expenses	0.16	0.18	0.67	0.58
Refinancing costs	—	0.20	0.45	0.20
Reduction in income tax provision net income per common share related to the adoption of ASU 2016-09	(0.10)	(0.35)	(0.60)	(0.67)
Other, net	0.01	0.03	0.03	(0.01)
Adjusted earnings per share	$3.30	$3.09	$8.91	$8.20

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH		Table 4
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE THIRTY-NINE WEEK PERIODS ENDED
JULY 1, 2017 AND JULY 2, 2016
(Amounts in thousands)
(Unaudited)
	Thirty-Nine Week Periods Ended
	July 1, 2017	July 2, 2016
Net cash provided by operating activities	$555,216	$482,176
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	82,507	100,344
Interest expense - net (1)	430,543	332,372
Income tax provision - current	145,303	122,787
Non-cash stock compensation expense (2)	(32,707)	(33,819)
Refinancing costs (4)	(35,936)	(15,654)
EBITDA	1,144,926	988,206
Adjustments:
Acquisition-related expenses (3)	32,864	34,696
Non-cash stock compensation expense (2)	32,707	33,819
Refinancing costs (4)	35,936	15,654
Other, net (5)	2,615	(480)
EBITDA As Defined	$1,249,048	$1,071,895

(1) Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.

(2) Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3) Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group's operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.

(4) For the thirty-nine week period ended July 1, 2017, represents debt issuance costs expensed in conjunction with the incremental term loan (tranche F), refinancing of the 2021 Notes and the additional 2025 Notes.

(5) Primarily represents foreign currency transaction gain or loss on intercompany loans to be settled and gain or loss on sale of fixed assets and payroll withholding taxes on dividend equivalent payments.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in thousands)
(Unaudited)
	July 1, 2017	September 30, 2016
Cash and cash equivalents	970,556	1,586,994
Trade accounts receivable - net	606,005	576,339
Inventories - net	743,579	724,011
Current portion of long-term debt, net of debt issuance costs and OID	64,090	52,645
Short-term borrowings-trade receivable securitization facility, net of debt issuance costs	199,978	199,771
Accounts payable	147,080	156,075
Accrued current liabilities	319,569	344,112
Long-term debt, net of debt issuance costs and OID	10,828,200	9,943,191
Total stockholders' deficit	(1,895,445)	(651,490)

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME AND REPORTED EARNINGS
PER SHARE TO ADJUSTED EARNINGS PER SHARE GUIDANCE MID-POINT	Table 6
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017
(Amounts in millions, except per share amounts)
(Unaudited)
Year Ended
September 30,
2017 (guidance
mid-point)
Net income	$612
Adjustments:
Depreciation and amortization expense	144
Interest expense - net	600
Income tax provision	225
EBITDA	1,581
Adjustments:
Acquisition-related expenses and adjustments (1) and other, net (1)	42
Non-cash stock compensation expense (1)	44
Refinancing costs (1)	36
Gross Adjustments to EBITDA	122
EBITDA As Defined	$1,703
EBITDA As Defined, Margin (1)	48.0%

Earnings per share	$9.28
Adjustments to earnings per share:
Inclusion of the dividend equivalent payments	1.73
Non-cash stock compensation expense	0.55
Acquisition-related expenses and adjustments and other, net	0.80
Refinancing costs	0.45
Reduction in income tax provision net income per common share related to the adoption of ASU 2016-09	(0.60)
Adjusted earnings per share	$12.21

Weighted-average shares outstanding	55.6

(1) Refer to Table 2 above for definitions of Non-GAAP measurement adjustments.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION
CURRENT FISCAL YEAR 2017 GUIDANCE VERSUS PRIOR FISCAL YEAR 2017 GUIDANCE			Table 7

(Amounts in millions, except per share amounts)
(Unaudited)
	Current	Prior
	Fiscal Year 2017	Fiscal Year 2017
	Guidance	Guidance	Change at
	Reaffirmed August 8, 2017	Issued May 9, 2017	Mid-Point
Sales	$3,530 to $3,570	$3,530 to $3,570	—

GAAP Net Income	$605 to $619	$605 to $619	—

GAAP Earnings Per Share	$9.16 to $9.40	$9.16 to $9.40	—

EBITDA As Defined	$1,693 to $1,713	$1,693 to $1,713	—

Adjusted Earnings Per Share	$12.09 to $12.33	$12.09 to $12.33	—

Weighted-Average Shares Outstanding	55.6	55.6	—